Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 7, 2023, relating to the consolidated financial statements and financial statement schedule of Highwoods Realty Limited Partnership and subsidiaries, appearing in the Annual Report on Form 10-K of Highwood Realty Limited Partnership for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 7, 2023